Sheet Metal Workers International Association
1750 New York Avenue, N.W.
Washington D.C.  20006-5386
     Phone (800) 657-7694
     Fax (202) 662-0895

                              March 28, 2000

[Shareholder name/address]

        PROXY VOTING INFORMATION ON PAUL MUELLER COMPANY

Dear  _____________:

     Recent developments impact your interests as a shareholder in Paul Mueller Company (PMC). This past year, the Company's net income dropped by 40%, yet the board increased the chief executive's salary by 6.5% and gave him restricted stock valued at $65,000 and 7000 stock options. The stock's earnings per share for 1999 are 50% below the existing dividend rate.<FN1> We do not believe the dividend can be maintained if earnings do not improve.

     We believe electing an independent director this year could help turn this Company around. Candidate Joseph N. Bacino has more than 20 years management experience in the metalworking business, and brought the Company he headed successfully through labor conflicts and changes within the business and its ownership. Compare this to incumbent director David Moore, the 28-year-old grandson of Mr. Mueller, who works for an internet business.

     PMC's board has gone to unbelievable lengths to avoid giving you this choice: even though Moore's term was supposed to expire this year, the board announced it would switch him to a vacant seat not up for election until 2001 -- trying to magically extend his term for a 4th year without shareholder approval. One of PMC's largest shareholders has joined us in challenging the board's outrageous effort to evade the normal rule that corporate directors stand for reelection at least every three years.

-----------
<FN1>Sources: PMC proxy statement 2/24/00; PMC release of 2/15/00 as reported by Standard & Poors. See PMC's proxy statement for more information about executive compensation (available at www.sec.gov).

     Management's proxy materials indicate that rather than defend its own record or talk about Mr. Bacino's record, management will try to "shoot the messenger" and attack us for a strike five years ago. However, four years ago, at our urging,
most employees returned to work.   We and the workers we
represent aren't looking at the past but instead want to build a future -- one where the Company takes care of its shareholders and its employees. Right now, is management taking care of either group?

     We urge you to vote FOR Joseph N. Bacino and the proposal on the enclosed proxy card. Please carefully review the proxy statement we sent you. If you have any questions, call us confidentially at 800-457-7694.


                                        Sincerely,



                                        Patrick Riley
                                        Counsel

[Encl: proxy card]